Exhibit 10.1

FORM OF SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS BETWEEN

NEWPORT FEDERAL SAVINGS BANK AND CAROL R. SILVEN, KEVIN M. MCCARTHY, NINO

MOSCARDI, BRUCE A. WALSH AND RAY D. GILMORE, II

On March 31, 2007, Newport Federal Savings Bank entered into supplemental executive retirement agreements with Ms. Silven and Messrs. McCarthy, Moscardi, Walsh and Gilmore that are substantially identical to the attached Form of Supplemental Executive Retirement Agreement, except that the annual supplemental retirement benefit provided for in Section 1 of the agreements is $20,000 for Ms. Silven, $25,000 for Messrs. Gilmore, Moscardi and Walsh, and $50,000 for Mr. McCarthy. In addition, under Section 2 of Mr. Walsh’s agreement, he may receive partial payments upon retirement after age 55, but before age 65. The early retirement payment schedule provided under Section 2 of the agreement with Mr. Walsh is as follows:

Age at Early Retirement or Termination	% of Normal Retirement Pension
Less than 55	0%
55	70%
56	73%
57	76%
58	79%
59	82%
60	85%
61	88%
62	91%
63	94%
64	97%

This replaces in its entirety the Supplemental Executive Retirement Agreement dated June 20, 2003.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into this 31st day of March, 2007 (hereinafter the “Effective Date”), by Newport Federal Savings Bank, (hereinafter referred to as the “Bank”), a bank organized and existing under the laws of Rhode Island, and                                      (hereinafter referred to as the “Employee”).

WHEREAS, the Employee has performed his/her duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Employee and rewarding him/her for his/her performance and his/her career with the Bank; and

WHEREAS, to retain the services of the Employee and to reward him/her for his/her performance and career with the Bank, the Board of Directors has agreed to provide the Employee with a supplemental retirement benefit as described in this Agreement.

NOW, THEREFORE, for the value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Normal Retirement Supplemental Pension

Upon the Employee’s retirement on or after attaining age sixty-five (65) (hereafter “Normal Retirement Age”), the Bank shall pay the Employee a supplemental annual pension benefit equal to $                     payable in equal monthly installments, commencing with the first month after the Employee’s retirement, and continuing for a period of fifteen (15) years.

2.	Early Retirement or Termination

If the Employee retires or his/her employment with the Bank is otherwise terminated without cause after attaining age 60 and prior to attaining Normal Retirement Age, and the Employee has completed at least ten (10) years of service, then the Bank will pay the Employee a supplemental pension payable in equal monthly installments, commencing with the first month after such early retirement or termination, and continuing for 15 years, in an amount as indicated on the following schedule:

Age at Early Retirement or Termination	% of Normal Retirement Pension
Less than 60	0%
60	50%
61	60%
62	70%
63	80%
64	90%

Should the Employee be terminated for cause or should be engaged in competitive activity, all supplemental annual pension benefits under the Agreement shall be forfeited.

Termination for cause shall mean the Employee’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; conviction of a crime involving moral turpitude; or gross and willful failure to perform [other than on account of a medically determinable disability which renders the Employee incapable of performing such services] a substantial portion of the Employee’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty days after written notice given to the Employee pursuant to a two-thirds vote of all of the members of the Board then in office, such vote to set forth in reasonable detail the nature of such failure.

Competitive activity by the employee shall mean that during the Employee’s employment by the Bank or within two (2) years following his or her termination from service, the Employee directly or indirectly:

(i) engages, as an individual proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever (except as the holder of less than two percent (2%) of the total outstanding stock of a publicly-held Bank), in any business concurrently being carried out by the Bank anywhere within the Bank’s primary market areas at the time of such activity by the Employee; or

(ii) recruits, solicits, or induces, or attempts to induce, any employee or employees of the Bank to terminate their employment with, or otherwise cease any relationship with the Bank; or solicits, diverts, takes away, or attempts to divert or take away, any business of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Bank which were contacted, solicited or served by the Employee, or were directly or indirectly under the Employee’s responsibility, while the Employee was employed by the Bank.

(iii) solicits, diverts, takes away, or attempts to divert or take away, any business of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Bank which were contacted, solicited or served by the Employee or were directly or indirectly under the Employee’s responsibility, while the Employee was employed by the Bank.

3.	Death or Disability

a.	Upon the death of the Employee while still actively employed, the Employee’s designated beneficiary shall receive an annual survivor benefit equal to the benefits as outlined in Sections 1 or 2, payable in equal monthly installments, commencing with the first month after such death, and continuing for a period of fifteen (15) years.

b.	Upon the death of the Employee while receiving any supplemental pension benefit payments as provided in this Agreement, the Employee’s designated beneficiary shall receive the remaining equal monthly payments which would have been due the Employee.

c.	If the Employee ceases employment because of permanent disability, the Employee will be treated as actively employed, for purposes of this Agreement, while such disability continues. In such event, payments hereunder will commence upon the Employee’s attainment of Normal Retirement Age in accordance with Section 1 of this Agreement, or as described under Section 2 of the Agreement. The Employee will be considered permanently disabled when the Employee is no longer capable of performing the material aspects of his or her employment duties for the Bank as a result of physical and/or mental impairment. The Employee shall be considered to be no longer permanently disabled at such time as he or she returns to work in a position with responsibilities comparable to those inherent in the position in which he or she was employed on the date he or she became permanently disabled.

In the event there is a disagreement as to whether the Employee is permanently disabled, the Bank and the Employee (or his or her physical representative) each shall select a physician. If the physicians are in disagreement, they shall select a third physician. A majority opinion of the three physicians as to disability shall be binding on all of the parties hereto.

d.	If the Employee shall have failed to make an effective designation of beneficiary in writing, or if the individual or individuals so designated shall die prior to receiving all payments required to be made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Employee’s surviving spouse, second the Employee’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Employee if there are neither a surviving spouse nor surviving children. The Employee shall have the right at all times to revoke or change his/her beneficiary designation by completing a new designation in writing.

4.	Assignment

Except as otherwise provided herein, it is understood that neither the Employee, nor any person designated by him/her pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable. If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.	Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Employee. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Bank to discharge the Employee or restrict the right of the Employee to terminate his/her employment.

6.	Non-Trust or Fiduciary Obligation

The rights of the Employee under this Agreement (including the right to payment from the Bank) and of any beneficiary of the Employee or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank. The Bank’s obligation to pay the supplemental pension provided for under this Agreement is an unfunded promise by the Bank.

The Bank may, but need not, set aside or invest funds, to meet its liability under this Agreement. Title to and beneficiary ownership of any assets, whether cash, investments, life insurance, or otherwise, which the Bank may purchase or designate to pay the benefits described hereunder shall at all times remain in the Bank, and the Employee shall have no property interest whatsoever in any of these assets or any other assets of the Bank.

Any insurance policy on the life of the Employee or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Employee or his/her beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Employee or his/her beneficiaries. Any funds which may be invested under this Agreement shall continue for all purposes to be a part of the general funds of the Bank, and no person, other than the Bank, shall, by virtue of the provisions of this Agreement, have any interest in such funds.

7.	Change in Control

a.	If the Employee’s employment with the Bank is involuntarily terminated within two years after a change in control of the Bank, payment hereunder will commence immediately in monthly amounts equal to the amount which would have been payable as if the Employee were employed until Normal Retirement Age.

b.

Change in control shall be deemed to have occurred at such time as (1) the Bank is converted from a mutual savings bank to an entity which issues stock and is owned by its shareholders, (2) individuals who, as of the beginning of any twenty-four (24) month period, constitute Board of Directors (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a Director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, (3) a merger, consolidation, acquisition or other corporate transaction occurs that has the effect of transferring a controlling influence over management of the Bank to a natural person, corporate or other business entity other than its current management or Directors, or (4) a completed liquidation or dissolution of the Bank or sale or other disposition of all or substantially all of the assets of the Bank is consummated, other than to individuals or entities who were the beneficial owners of the Bank immediately prior to such sale or disposition.

8.	Arbitration

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

a.	The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Providence, Rhode Island before a single neutral, independent, and impartial arbitrator (the “Arbitrator”).

b.	Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two pre-hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period. The award shall be made no more than ten (10) days following the close of the proceeding. The Arbitrator’s award shall not include consequential, exemplary, or punitive damages. The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

9.	Taxes

a.	The Bank shall have the right to deduct from all amounts to be paid by the Bank to the Employee under the Agreement any taxes required by law to be withheld.

b.	The Employee should consult his/her own legal and tax advisors concerning personal tax consequences of being eligible for, and receiving benefit payments under, the Agreement.

10.	IRS Section 409A

The Bank intends in good faith that this plan comply with Internal Revenue Code Section 409A. To the extent any provision of this plan is deemed inconsistent with that section, said provision is hereby expunged and the plan shall be deemed amended to comply with said law and the Bank shall take such steps as to amend the plan so that it complies in form with Section 409A.

11.	Miscellaneous Provisions

a.	This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

b.	This instrument contains the entire Agreement of the parties. It may be amended only by a writing signed by both of the parties hereto.

c.	This Agreement shall be governed and construed in accordance with the law of the State of Rhode Island.

d.	The benefits provided by the Bank to the Employee pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Employee’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

e.	The Plan Administrator shall be the Chairman of the Board or his/her designee. In the event a dispute arises over benefits payable under this Agreement and benefits are not paid to the Employee (or to his estate in the case of the Employee’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of the Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized representative, on the day and year first above written.

Employee

Authorized Representative

BENEFICIARY STATEMENT

I,                                                   hereby name as a beneficiary under the Supplemental Executive Retirement Agreement dated                         , 2007 as follows:

Primary:		/
	Name		Relationship

Secondary:		/
	Name		Relationship

Signed:

Dated: